Exhibit 99.6

For Immediate Release	Contacts:
(Media) Paul Jacobson (303) 268-6426
(Media) Erica Stull (303) 268-6502
(Investor Relations) Jeff Lawton (303) 268-6419

Adelphia & Government Reach Tentative Settlement

Bulk of Managed Cable Entities Go To Adelphia – Clears Uncertainty – Requires Court Approval

Greenwood Village, Colo., April 25, 2005  – Marking another major milestone toward the resolution of its Chapter 11 Bankruptcy case, Adelphia Communications Corporation (OTC:ADELQ) has agreed to settle pending and potential claims by the Securities and Exchange Commission and the United States Attorney’s Office for the Southern District of New York related to the conduct of Adelphia’s prior management. Under the settlement, Adelphia will pay $715 million in value to the United States, which will administer the fund for the benefit of investors harmed by previous management. The payment to the government will consist of stock, future proceeds of litigation, and, assuming consummation of the Company’s pending sale to Time Warner and Comcast, cash.

The U.S. Bankruptcy Court and the U.S. District Court for the Southern District of New York must approve various elements of the settlement, which also resolves the fate of more than a dozen so-called “managed cable entities,” – cable systems totaling approximately 227,000 subscribers that are owned by the Rigas family but managed by Adelphia.

“This tentative settlement is the product of lengthy negotiation and compromise and it is the price we must pay to protect against the much larger potential harm of leaving the government claims and fate of the managed cable entities unresolved,” said Bill Schleyer, chairman and CEO of Adelphia. “Preserving value for our constituents was utmost in our minds during these negotiations and we believe this is the best possible outcome given the circumstances.”

Under the settlement, if all required court approvals are obtained, the government will obtain through forfeiture and then transfer to Adelphia all the managed cable entities other than two small companies located in Coudersport/Port Allegheny and Emporium, Pennsylvania. The

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managed entities to be obtained by Adelphia represent the overwhelming majority of the managed cable entities’ subscribers and value, which will be available for inclusion in the sale.

The composition of Adelphia’s payment for the benefit of injured investors will depend on the results of its pending sale to Time Warner and Comcast. Under the current anticipated sale, the components will be $600 million in cash and stock (with at least $200 million in cash) and a $115 million interest in future proceeds of litigation against third parties who injured Adelphia. If a sale is not completed and Adelphia emerges as an independent entity, the $600 million component will consist entirely of Adelphia stock.

Absent this settlement, Adelphia faced the prospect of selling the company or reorganizing minus the significant value of the managed cable entities. Instead, this settlement offers multiple benefits. Adelphia obtains the overwhelming majority of the managed entities and substantial value is made available to reimburse victims of the fraud perpetrated by Adelphia’s prior management.  Adelphia has also agreed to customary terms involving future cooperation with the United States Attorney and the Securities and Exchange Commission, and to a consent decree requiring future compliance with securities laws.

A Bankruptcy Court approval hearing on the proposed settlement will be held before Judge Robert E. Gerber in the U.S. Bankruptcy Court for the Southern District of New York.  If approval is not granted by the Bankruptcy Court by May 30, 2005 or such other date as may be set for the sentencing of John J. Rigas and Timothy J. Rigas, neither the government nor Adelphia will be bound by the principal economic terms of the settlement.  John and Tim Rigas currently are scheduled to be sentenced on June 1, 2005, at which time the district court is expected to consider approval of the Rigases’ agreement to forfeit properties if the Bankruptcy Court approval process has been completed.  The settlement with the SEC must also be approved by the federal district court presiding over that case.

About Adelphia

Adelphia Communications Corporation (OTC: ADELQ) is the fifth-largest cable television company in the country. It serves customers in 31 states and Puerto Rico, and offers analog and digital video services, high-speed Internet access and other advanced services over Adelphia’s broadband networks.

Cautionary Statement Regarding Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s and its subsidiaries’ and affiliates’ expected future financial position, results of operations, cash flows, sale of the Company or its assets, restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include whether the proposed settlements with the SEC and the government and any other agreements needed to effectuate those agreements will be approved by the Bankruptcy Court and the District Court and consummated, whether the proposed sale of the Company’s assets to Time Warner and Comcast is approved and consummated, the Company’s pending bankruptcy proceeding, results of litigation against the Company and government investigations of the Company, results and impacts of the proposed sale of the Company’s assets,  the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, pricing and availability of programming, equipment, supplies and other inputs, the Company’s ability to upgrade its network, technological developments, changes in general economic conditions, and those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.  Many of these factors are outside of the Company’s control.

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